Exhibit (d)(7)

FIRST AMENDMENT TO

INVESTMENT SUBADVISORY AGREEMENT

Reference is made to the Investment Subadvisory Agreement, dated as of May 1, 2006, among MetLife Investment Funds, Inc., a Maryland corporation (the “Series Fund”), MetLife Investment Funds Management LLC, a New Jersey limited liability company (the “Manager”), and OFI Institutional Asset Management, Inc., a New York corporation (the “Subadviser”) with respect to the MetLife Investment Small Company Stock Fund (the “Fund”) (the “Subadvisory Agreement”).

WHEREAS, the parties desire to amend the Subadvisory Agreement to reduce the fee rate paid by the Fund.

NOW, THEREFORE, the parties agree as follows:

1. Section 3 of the Subadvisory Agreement is amended to add the following sentence at the end of the Section:

There shall be a 10% discount in the fee from May 1, 2006, to and including September 30, 2007.

2. This amendment may be executed in two or more counterparts, which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 1, 2006.

METLIFE INVESTMENT FUNDS, INC.

By:	/s/ Alan C. Leland, Jr.
Alan C. Leland, Jr.
President

METLIFE INVESTMENT FUNDS MANAGEMENT LLC

By:	/s/ Hugh C. McHaffie
Hugh C. McHaffie
President

OFI INSTITUTIONAL ASSET MANAGEMENT, INC.

By:	/s/ John B. Lieb, Jr.
Chief Operating Officer